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                                                                 Exhibit 23.1

                           [KPMG Wideri Letterhead]



The Board of Directors of A. Ahlstrom Corporation


We consent to the incorporation by reference in the registration statements (No.'s 2-91384, 33-34694, 33-40878 and 33-59739) on Form S-8 of Foster Wheeler
Corporation of our report dated October 5, 1995, with respect to the combined statements of assets and liabilities of Ablstrom Pyropower as of December 31, 1994, and the related combined statements of revenues and expenses and cash flows for the year then ended, which report appears in the Form 8-K/A of Foster Wheeler Corporation dated October 31, 1995.



Helsinki, Finland, October 30, 1995

KPMG WIDERI OY AB



/s/ Eric Haglund
----------------------------
Eric Haglund
Authorized Public Accountant